Exhibit 10.51


                          CAPACITY SALES AGREEMENT

This Agreement is made and entered into this 23rd day of February, 1999 between MFS CABLECO (BERMUDA) LIMITED, a Bermuda company and affiliate of WorldCom Technologies, Inc., having its registered office at Clarendon House, Church Street, Hamilton, HMCX 12, Bermuda ("Cableco"), and EXODUS COMMUNICATIONS, INC., a Delaware corporation located at 2831 Mission College Boulevard, Santa Clara, California 95054 ("Customer").

                                 R E C I T A L S:

        A. Cableco has an ownership interest in capacity on the transatlantic fiber optic submarine and terrestrial cable network owned and operated by Gemini Submarine Cable System Limited ("Gemini") which runs between London, England and New York, New York, and which consists of the Backhaul and the Gemini System (as such terms are hereinafter defined) (the "Gemini Network").

        B. Customer desires to purchase from Cableco, and Cableco is willing to grant to Customer, an indefeasible right of use ("IRU") in a unit of capacity equal to STM-1 (the "Capacity") on all or a segment of the Gemini Network for the System Lifetime (as hereafter defined).

        C. Cableco and Customer (hereinafter referred to as the "Parties", and each as a "Party") desire to enter into this Agreement to set forth the terms and conditions under which the IRU in the Capacity will be granted to Customer.

        NOW, THEREFORE, in consideration of the mutual covenants expressed herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties covenant and agree with each other as follows:

1. Definitions. Unless otherwise defined in this Agreement, the following capitalized terms used in this Agreement shall have the applicable meaning set forth below and in Schedule 1 attached hereto and incorporated by reference herein. To the extent that any definition set forth in this Agreement for any capitalized term is different from the definition for such term set forth in the C&MA, the definition set forth in this Agreement shall apply.

        1.1 "Agreement" means this agreement together with the Schedule(s) specifically referenced herein and attached hereto.

        1.2 "Backhaul" means, the indefeasible right of use granted by a Backhaul Provider to Gemini for capacity in all that plant and equipment and all those facilities required to connect a US or UK System Interface Point (excluding such System Interface Point) to its respective Backhaul Interface Point (including such Backhaul Interface Point). The US and UK Backhauls shall comprise the following:

        1.2.1   US BACKHAUL

        "US Backhaul" means the indefeasible right of use granted by the US Backhaul Provider to Gemini for capacity in all that plant and equipment and all those facilities necessary to provide redundant, protected two-way digital communications between and from the US System Interface Points (excluding such System Interface Points) to the US Backhaul Interface Points (and shall include such US Backhaul Interface Points).

        1.2.2   UK BACKHAUL

        "UK Backhaul" means the indefeasible right of use granted by the UK Backhaul Provider to Gemini for capacity in all that plant and equipment and all those facilities necessary to provide redundant, protected two-way digital communications between and from the UK System Interface Points (excluding such System Interface Points) to the UK Backhaul Interface Points (including such Backhaul Interface Points).

        1.3     BACKHAUL INTERFACE POINT

        "Backhaul Interface Point" means a point at which a Carrier User may interconnect with the Backhaul to access the Gemini Network.

        1.4     BACKHAUL PROVIDER

        "Backhaul Provider" means collectively, the US Backhaul
Provider and the UK Backhaul Provider.

        1.5 "IC&MA" means the Construction, Operation and Maintenance Agreement dated October 8, 1998, herewith and attached hereto as Schedule 1, as may be amended from time to time in accordance with its terms.

        1.6     "FCC" means the United States Federal Communications
Commission.

        1.7 "Gemini System" means all plant and equipment between and including the System Interface Points consisting of two transatlantic fiber optic systems between the US and UK (each consisting of two optical fiber pairs), interconnected at each end by an lntedink between the Cable Station at such end, all of which will be operated in a redundant loop configuration. Gemini System will constitute a part of the Gemini Network (as defined on Schedule 1).

        1.8 "Granting Date" means the date upon which Customer shall have both received notice from Cableco of Capacity availability in accordance with Subsection 2.3; and (ii) paid Cableco the Granting Price (as hereafter defined) in full.

        1.9 "Hand-off Points" means the points between which the Capacity shall be provided. More particularly these are the STM-1 electrical interfaces on the Gemini add drop mulitplexer forming part of the Gemini digital distribution frame located at 60 Hudson Street, New York City, NY, US and at Aylesbury Street, London, UK.

        1.10 "IRU" means the "indefeasible right of use" of a unit of capacity on the Gemini Network (or portion thereof for the System lifetime.

        1.11 "Network Ready for Customer Service Date" or "RFCS Date" means the date on which the first portion of the Gemini Network (i.e., the southern submarine cable route linking Porthcurno, United Kingdom to Manasquan, New Jersey, together with associated Backhaul system linking Porthcurno and London in the UK and Manasquan, New Jersey and New York, New York in the US) is ready for the provision of commercial services from London, England to New York, New York, as certified by Gemini, being 28 February 1998.

        1.12 "Network Ready for Service Date" of "RFS Date" means the date on which the complete Gemini Network (including all associated Backhaul systems) is ready for the provision of commercial services from London, England to New York, New York, as certified by Gemini.

        1.13 "Restoration Charges" means the charges payable by Customer to Cableco to restore the Capacity on another cable system.

        1.14 "STM-1" means a l55.22OMbps/sec both way digital line section passing between two System Interface Points, together with the interconnection interfaces pertaining thereto, in accordance with ITU-TS recommendations.

        1.15 "System Interface Points" means a point at which the Gemini System may be interconnected with the Backhaul or the networks of a Carrier User or other backhaul provider and shall be located at digital distribution frame, or equivalent equipment, associated with the Gemini System at a Cable Station.

        1.16 "System Lifetime" means the lifetime of the Gemini Network from the RFCS Date until the Gemini Network is retired in accordance with this C&MA.

2.      Grant of IRU.

        2.1 In consideration for the payment by Customer to Cableco of the Granting Price and the O&M Costs, Cableco grants to Customer effective as of the Granting Date an IRU in the Capacity, subject to the terms and conditions set forth in this Agreement.

        2.2 The Capacity shall be provided between the Hand-off Points, and shall be presented to Customer via WorldCom leased access circuits as set forth below. The provision of the aforementioned leased circuits from the Hand-off Points to Customer's premises by Cableco shall be subject to WorldCom Technologies, Inc.'s standard terms and conditions as set forth in the WorldCom Capacity Access Service Agreement, copy of which is attached hereto as Schedule 2.

        2.3 Cableco shall use commercially reasonable efforts to make the Capacity available to Customer by March 31, 1999 (the "Capacity Request Date"). Cableco shall, upon its making the Capacity available to Customer in accordance with this Subsection 2.3, demonstrate to the reasonable satisfaction of Customer the performance of such Capacity against testing criteria (to be determined in Cableco's sole discretion) to be provided by Cableco. In the event Customer makes use of the Capacity prior to the Capacity Request Date, it shall be deemed to have acknowledged that availability of such Capacity and to have delivered a notice to Cableco on such date.

        2.4 Customer acknowledges that Gemini may from time to time require use of the Capacity for the purpose of conducting tests, adjustments and work and Customer shall make the Capacity available to Gemini (or to its subsidiaries or agents) for such purpose, at such times as may be necessary for such Capacity to be maintained in efficient working order. In the event Gemini shall require access to the Capacity as described in this Subsection 2.4, Cableco shall provide written notice (the "Test Notice") to Customer as soon as commercially reasonable, but in no event will the notice be less than 5 business days. In the event that delivery of the Test Notice is not commercially reasonable, Cableco shall contact Customer by telephone at such location as Customer may from time to time notify Cableco in writing immediately prior to the commencement of any such tests, adjustments or work. All such tests, adjustments or work shall be performed at such times and in such manner as shall minimize or prevent any interruption in or interference with the Capacity.

        2.5 The communications capability and efficiency of any Capacity may be optimized by Customer by the use of equipment, provided that the use and operation of such equipment by Customer or any person or entity claiming through or under Customer shall not (i) cause any interruption of, or interference to, the use of any other capacity on the Gemini
Network, (ii) prevent the use of similar equipment by other owners or operators of the Gemini Network, (iii) impair privacy of any communications over such facilities, (iv) cause damage to any plant or equipment, or (v) create hazards to employees, affiliates or connecting companies of Cableco, Customer, or any other user, owner or operator of the Gemini Network or the public; and provided, further, that Customer shall indemnify Cableco in connection with the use of any such equipment by Customer or any person or entity claiming through or under Customer in accordance with the provisions of Subsection 2.5. Such equipment, if used, shall not constitute a part of the Gemini Network. In addition, Customer shall bear the cost of any additional protective apparatus reasonably required to be installed because of the use of such facilities by Customer, any lessees of Customer, or any customer or customers of Customer or of any such lessee. Customer shall, in any agreements with third parties for the sale of any interests in the Capacity, include in such agreements provisions substantially in the form of those contained in this Subsection 2.5.

3.      Payment for IRU.

        3.1 In consideration for the grant to Customer of an IRU in the Capacity,
Customer shall pay to Cableco US$7,300,000 (the "Granting Price"). The Granting Price shall be payable as follows:

                (i) Fifty percent (50%) payable within thirty (30) days following execution of this Agreement;

                (ii) With the remaining fifty percent (50%) payable within thirty (30) days following the date on which Cableco notifies Customer that the Capacity is available to Customer.

        3.2 In addition to the Granting Price described in Subsection 3.1 above, Customer shall be liable for those costs reasonably incurred by or on behalf or Gemini in connection with the operation, maintenance and repair of the Gemini Network as described in more detail in the C&MA (the "O&M Costs"). The O&M costs consist of ***.

        3.3 All payments made by Customer under this Agreement shall be made without any deduction or withholding for or on account of any tax, duty or other charges of whatever nature imposed by any taxing or governmental authority (collectively, "Taxes"). If Customer is required by law to make any deduction or withholding from any payment due hereunder to Cableco then, notwithstanding anything to the contrary contained in this Agreement, the gross amount payable by Customer to Cableco will be increased so that, after any such deduction or withholding for Taxes, the net amount received by Cableco will not be less than Cableco would have received had no such deduction or withholding been required. Customer acknowledges and understands that Cableco computes all charges herein exclusive of any applicable foreign, VAT, federal, state or local use, excise, gross receipts, sales and privilege taxes, duties, fees or similar liabilities (other than general income or property taxes), whether charged to or against Cableco or Customer because of the Service furnished to Customer ("Additional Charges"). Customer shall pay such Additional Charges in addition to all other charges provided for herein.

        3.4 If payment is not received by Cableco on or before the applicable due date, Customer shall, on five (5) business days' notice from Cableco, also pay a late fee in the amount of the lesser of one and one-half percent (1 1/2%) of the unpaid balance of the applicable charge, or, the maximum lawful rate under applicable state law.

        3.5 Cableco shall render invoices under this Agreement in U.S. dollars, and Customer shall pay the amounts due in U.S. dollars. Customer shall make said payments to Cableco in immediately available funds.

        3.6 Invoices shall be deemed to have been accepted by Customer if it does not present a written objection to Cableco on or before the date when payment is due. If such objection is made, Customer shall pay the undisputed portion of such invoice and the Parties shall make all reasonable efforts to resolve such dispute promptly.

4.      Operation and Maintenance.

        4.1 Cableco shall furnish the Capacity to Customer and maintain the Capacity in accordance with the terms of the C&MA.

        4.2 In the event that the Capacity and any in-system restoration shall become unavailable during the System Lifetime and restoration facilities are available to Gemini on another cable system, Gemini shall arrange restoration of the Capacity and Customer shall pay the Restoration Charges therefor. In the event Customer notifies Cableco in writing that it shall not require restoration of the Capacity, Cableco shall not be obliged to procure the restoration of the Capacity and Customer shall not be liable for payment of the Restoration Charges therefor.

***Confidential treatment has been requested for certain portions of this document. Such portions have been filed separately with the Securities and Exchange Commission.

5.      Representations, Warranties and Covenants.

        5.1 Customer hereby represents to, warrants and covenants with Cableco as follows:

                (a) Customer is a Delaware corporation, duly organized and validly existing under the laws of its state or jurisdiction of organization and has the requisite authority to execute this Agreement and to perform its obligations hereunder.

                (b) This Agreement constitutes a valid and binding obligation of Customer, enforceable against Customer in accordance with its terms.

                (c) There are not pending, or, to Customer's knowledge, any threatened claims, actions, suits, audits, investigations or proceedings by or against Customer which could have a material adverse effect on Customer's ability to perform its obligations under this Agreement.

                (d) To the best of Customer's present knowledge, Customer has obtained and shall maintain in good standing, all such consents, approvals, licenses, permits and other approvals, both governmental and private, as may be required, at the time of performance, to permit
Customer to perform its obligations under this Agreement and to acquire and use the Capacity. In the event Customer learns of any such consents, approvals, licenses, permits or other approvals, governmental or private, as may be required, Customer shall obtain and thereafter shall maintain in good standing, all such consents, approvals, licenses, permits and other approvals, both governmental and private, as may be required, at the time of performance, to permit Customer to perform its obligations under this Agreement and to acquire and use the Capacity.

                (e) Customer is a "Carrier User" within the meaning of that term as it is used in the C&MA.

                (f) Customer shall perform its obligations under this Agreement and use the Capacity in a manner consistent with applicable law, and shall not use, or permit the Capacity to be used, for any illegal purpose or in any other unlawful manner.

                (g) Customer shall not create or permit to exist, any liens, encumbrances or charges to be placed upon the Capacity or Customer's rights under this Agreement other than liens, encumbrances or charges of financial institutions or others against Customer's assets generally in connection with financing arrangements by Customer.

                (h) Customer shall use the Capacity and shall cause all other persons using the Capacity to use the Capacity in such a manner so as not to cause any interruption of, or interference to, the Gemini Network, or the use of any other capacity on the Gemini Network.

        5.2 Cableco hereby represents to, warrants and covenants with Customer as follows:

                (a) Cableco is a Bermuda company, duly organized and validly existing under the laws of Bermuda and has the requisite authority to execute this Agreement and to perform its obligations hereunder.

                (b) This Agreement constitutes a valid and binding obligation of Cableco, enforceable against Cableco in accordance with its terms.

                (c) There are no pending, or, to Cableco's knowledge, threatened claims, actions, suits, audits, investigations or proceedings by or against Cableco which could have a material adverse affect on Cableco's ability to perform its obligations under this Agreement.

                (d) Cableco has obtained or shall obtain and shall maintain in good standing, all necessary consents, approvals, licenses, permits and other approvals, both governmental and private, as are necessary to permit Cableco to perform its obligations under this Agreement.

                (e) Cableco shall not create or permit to exist, any liens, encumbrances or charges to be placed upon the Capacity or Cableco's rights under this Agreement other than liens, encumbrances or charges of financial institutions or others against Cableco's assets generally in connection with financing arrangements by Cableco.

                (f) Cableco shall perform its obligations under this Agreement in a manner consistent with applicable law.

6.      Default.

        6.1 In the event Customer (i) fails to make any payment under this Agreement when due, (ii) fails to perform any of its material obligations under this Agreement, or (iii) is otherwise in breach of any material representation, warranty, covenant or other obligation under this Agreement, which event remains uncured for a period of thirty (30) days following receipt by Customer of written notice of any such breach or failure, Cableco shall be entitled upon ten (10) business days' written notice to Customer to terminate this Agreement and to reclaim the IRU granted hereunder, and shall be relieved of any liability to Customer due to such termination and reclamation.

        6.2 In the event Cableco (i) fails to perform any of its material obligations under this Agreement, or (ii) is otherwise in breach of any material representation, warranty, covenant or other obligation under this Agreement, which event remains uncured for a period of thirty (30) days following receipt by Cableco or written notice of any such breach or failure, Customer shall be entitled, upon ten (10) business days' written notice to Cableco to terminate this Agreement and shall be relieved of any liability to Cableco due to such termination. In the event Customer terminates this Agreement in accordance with this Subsection 6.2, Cableco shall be entitled to reclaim the IRU granted hereunder and, if Cableco so reclaims the IRU granted hereunder, Cableco shall make payment to Customer of a proportion of the Granting Price appropriately pro rated according to the following schedule:

     Termination Date              Portion of Granting Price to Be Reimbursed

   0-1 year after Granting Date                       $6,300,000
   1-2 years after Granting Date                      $5,000,000
   2-3 years after Granting Date                      $3,700,000
   3-4 years after Granting Date                      $2,400,000
   4-5 years after Granting Date                      $1,100,000
   5+ years after Granting Date                       $0

        In addition, in the event Cableco reclaims the IRU in accordance with this Subsection 6.2, Cableco shall refund Customer an amount equal to the product of the O&M Costs paid by Customer at the beginning of the year of such termination, multiplied by the number of months remaining in the contract year (measured from the anniversary of the Granting Date), divided by twelve (12).

        6.3 Either Party shall be entitled to terminate this Agreement by written notice to the other Party in the event that the other Party shall be dissolved or go into liquidation (other than for the purposes of reconstruction or amalgamation), bankruptcy or insolvency, including (i) the filing of a voluntary or involuntary petition seeking liquidation, reorganization, arrangement or a readjustment in any form, of its debts under any federal or state bankruptcy insolvency or similar law with involuntary petitions not canceled or withdrawn with forty-five (45) days' of filing thereof; of (ii) the making of any assignment for the benefit of its creditors.

        6.4 This Agreement shall terminate in the event of: (i) any final action by the FCC or other applicable regulatory or governmental authority directing either Party or Gemini to terminate this Agreement or declaring that this Agreement is in any way inconsistent with FCC rules or other applicable laws, rules and regulations, or (ii) upon the expiration or earlier revocation of any license granted to either Party by a regulatory or governmental authority and required by such Party to authorize its use of the Gemini Network in accordance with the terms of this Agreement. In the event of termination under this Subsection 6.4, unless the FCC or other applicable regulatory or governmental authority directs otherwise, Cableco shall be entitled to reclaim the IRU granted hereunder and, if Cableco so reclaims the IRU granted hereunder, Cableco shall make payment to Customer of a proportion of the Granting Price appropriately pro rated according to the following schedule:

     Termination Date              Portion of Granting Price to Be Reimbursed

   0-1 year after Granting Date                       $6,300,000
   1-2 years after Granting Date                      $5,000,000
   2-3 years after Granting Date                      $3,700,000
   3-4 years after Granting Date                      $2,400,000
   4-5 years after Granting Date                      $1,100,000
   5+ years after Granting Date                       $0

        In addition, in the event Cableco reclaims the IRU in accordance with this Subsection 6.4, Cableco shall refund Customer an amount equal to the product of the O&M Costs paid by Customer at the beginning of the year of such termination, multiplied by the number of months remaining in the contract year (measured from the anniversary of the Granting Date), divided by twelve (12). Notwithstanding anything to the contrary herein, Customer shall not be entitled to any compensation under this Subsection
6.4 if (i) termination under this Subsection 6.4 arises out of Customer's breach of any material representation, warranty, covenant or other obligation under this Agreement, or (ii) Customer receives payment from Cableco in accordance with Subsection 6.2 above.

        6.5 The exercise by either Party of its rights under this Section 6 shall be without prejudice to any and all rights and legal and equitable remedies which such Party may have under this Agreement or otherwise (including its rights and remedies to enforce the other Party's obligations under this Agreement).

7.      Limited Liability; General Indemnity; Reimbursement.

        7.1 IN NO EVENT SHALL EITHER PARTY HERETO OR ITS AFFILIATES BE LIABLE TO THE OTHER PARTY (OR ANY PERSON OR ENTITY CLAIMING THROUGH OR UNDER SUCH PARTY, DIRECTLY OR INDIRECTLY) FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL LOSSES OR DAMAGES, INCLUDING WITHOUT LIMITATION, LOSS OF REVENUE, LOSS OF CUSTOMERS OR CLIENTS, LOSS OF GOODWILL OR LOSS OF PROFITS ARISING IN ANY MANNER FROM THIS AGREEMENT AND THE PERFORMANCE OR NONPERFORMANCE OF OBLIGATIONS HEREUNDER, INCLUDING WITHOUT LIMITATION, ANY DAMAGE SUSTAINED BY REASON OF ANY DELAY IN COMMENCING, OR ANY FAILURE IN OR BREAKDOWN OF THE GEMINI NETWORK OR ANY FACILITIES ASSOCIATED WITH THE GEMINI NETWORK, OR FOR ANY INTERRUPTION OF SERVICE WHATSOEVER, EVEN IF SUCH PARTY OR ITS AGENTS WERE AWARE OF THE POSSIBILITY OF SUCH LOSSES.

        7.2 In the event parties other than Customer (e.g., Customer's affiliates and/or Customer's end users) shall have use of the Service through Customer, then Customer agrees to forever indemnify and hold Cableco and its affiliated companies harmless from and against any and all claims, demands, suits, actions, losses, damages, assessments or payments which those parties may assert arising out of or relating to any defect in the Service.

        7.3 The Parties agree to reimburse the other Party for all reasonable costs and expenses incurred by the other party due to such Party's direct participation (either as a party or witness) in any administrative, regulatory or criminal proceeding concerning the other party if such Party's involvement in said proceeding is based solely on any issue or provision of Services arising out of this Agreement.

8. Force Majeure. Except as otherwise specifically provided for in this Agreement, Cableco's performance shall be excused and it shall not be liable to Customer or any other person, firm or entity for any failure of performance hereunder if such failure is due to any cause or causes beyond the reasonable control of Cableco. Such causes shall include, without limitation, acts of God, fire, explosion, vandalism, cable cut, storm or other similar occurrence, any law, order, regulation, direction, action or request of the United States government or of any other government or of any civil or military authority, national emergencies, insurrections, dots, wars, strikes, lockouts or work stoppages or other labor difficulties, supplier failures, shortages, breaches or delays.

9. Relationship of Parties. The relationship of the Parties hereto shall not be that of partners and shall be limited to the express provisions of this Agreement. Nothing herein contained shall be deemed to constitute a partnership between them or to merge their assets or their fiscal or other liabilities or undertakings, nor shall it allow a Party to act as an agent of the other party.

10. Severability. It any provision of this Agreement is found by an appropriate judicial or regulatory authority to be void or unenforceable, such provision shall be deemed to be deleted from this Agreement and the remaining provisions shall continue in full force and effect.

11. Headings; References. Headings are inserted for convenience only and shall not affect the interpretation of this Agreement. References to Sections, Subsections and Schedules are to references to Sections, Subsections and Schedules to this Agreement. Unless the context otherwise requires, words importing the singular number shall include the plural and vice versa. Unless the context otherwise requires, references to a person include an individual, firm, body, corporation, unincorporated association and government or governmental, semi-governmental or local authority or agency.

12. Assignment. Customer shall not assign or transfer its rights or obligations under this Agreement without the prior written consent of Cableco. Any assignment or transfer without such consent shall be void.

13.     Increase or Decrease in Design Capacity.

        13.1 Customer acknowledges that Gemini may increase, at its own cost and expense, the initial design capacity of the Gemini Network.

        13.2 Customer acknowledges that in the event the capacity that the Gemini Network is capable of providing at the RFS Date is less than the aggregate amount of capacity purchased by all purchasers of capacity on the Gemini Network, or in the event the capacity that the Gemini Network is capable of providing is reduced below the aggregate level of capacity purchased by all carrier users at any time during the System Lifetime for any cause outside Gemini's reasonable control, the available capacity shall be assigned to all purchasers of capacity on the Gemini Network in proportion to their respective shares of the purchased capacity. In case of such capacity reduction the O&M Costs payable by each Customer shall be recomputed. In such event, Customer shall have the right to terminate this Agreement on not less than one hundred eighty (180) days notice to Cableco, unless Cableco is able to restore full Capacity to Customer within that one hundred eighty day (180) period.

14.     Continuation of Obligations.

        14.1    Upon any termination of this Agreement in accordance with
Section 6, the rights and obligations of Customer in the IRU granted to it hereunder shall terminate in accordance with the terms of this Agreement.

        14.2 Termination of this Agreement shall not operate as a waiver by either Party of any breach of the provisions hereof and shall be without prejudice to the rights or remedies of either Party which may arise as a consequ6nce of such breach or which may have accrued hereunder up to the date of such termination.

15. Governing Law and Arbitration. This Agreement shall be construed under the laws of the State of New York without regard to choice of law principles,

        Any dispute relating to this Agreement or its subject matter - including disputes as to validity, performance, breach, or termination -- which cannot be settled by negotiation, shall be submitted to binding arbitration in accordance with the Arbitration Rules of the United Nations Commission on International Trade Law ("UNCITRAL Rules") as in force on the date of commencement of arbitration, and as modified by this Arbitration Clause. Claims alleging violations of the telecommunications laws of the United States of America, however, shall be brought solely before the United States Federal Communications Commission.

        ADR Associates shall serve as both the appointing authority and the administering body under the UNCITRAL Rules. ADR Associates shall appoint a single arbitrator of a nationality other than the nationalities of the parties. All arbitration proceedings shall be conducted in English. The place of arbitration shall be Bermuda. Neither the parties, nor the arbitrator, nor ADR Associates shall disclose the existence, content, or results of any arbitration except with the prior written consent of both parties. The law governing the arbitration proceedings shall be the Bermuda International Conciliation and Arbitration Act 1993.

        The arbitrator shall abide by the rules of Ethics for International Arbitrators established by the International Bar Association. The arbitrators authority to grant relief is subject to the terms of this Arbitration Clause, the terms of the Agreement, and the law governing the Agreement. The arbitrator shall have no authority to award exemplary, punitive, or treble damages.

        Each party shall pay one half the costs of the arbitration (as defined in Article 38, UNCITRAL Rules), except that each party shall pay the expenses it incurs for its own legal representation and assistance. Judgment on the award may be entered in any court of competent jurisdiction. The post-award proceedings shall be governed by the Convention on Recognition and Enforcement of Foreign Arbitral Awards of 1958 (the "New York Convention"). The validity and construction of this Arbitration Clause shall be governed by the law of the State of New York, U.S.A., without regard to its conflict of laws rules.

16. Successors and Assigns. This Agreement and all the provisions hereof shall be binding upon and insure to the benefit of the Parties hereto and their respective successors and permitted assigns.

17. Waiver. The waiver by any Party, in whole or in part, of a breach of or a default under any of the provisions of the Agreement, or the failure, in whole or in part, of any Party, upon one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall not thereafter be construed as a waiver of any subsequent breach or default of a similar nature or as a waiver or any such provision, right or privilege hereunder.

18. Counterparts. This Agreement may be executed in counterparts, each of which when executed and delivered shall be deemed an original. Such counterparts shall together (as well as separately) constitute one and the same instrument.

19. Notices. Notices under this Agreement shall be in writing and delivered to the person identified below at the offices of the parties as they appear below or as otherwise provided for by proper notice hereunder. Notices under this Agreement shall be transmitted via facsimile, overnight courier, hand delivery or certified or registered mail, postage prepaid and return receipt requested. Customer shall notify Cableco in writing if Customers billing address is different than the address shown below. The effective date for any notice under this Agreement shall be the date of actual receipt of such notice by the appropriate party, notwithstanding the date of mailing.

        If to Cableco:          MCI WorldCom
                                500 Clinton Center Drive
                                Building 4, 4th Floor
                                Clinton, MS 39056
                                Fax:  601-460-8442
                                Attn:  Marketing, Contract Administration

        If to Customer: Exodus Communications, Inc.
                                2831 Mission College Blvd.
                                Santa Clara, California  95054
                                Fax:  408-346-2420
                                Attn:  VP Engineering

        With Copy to:           Exodus Communications, Inc.
                                2831 Mission College Blvd.
                                Santa Clara, California 95054
                                Attn:   General Counsel

20.     Partial Invalidity; Government Action.

        20.1 If any part of any provision of this Agreement or any other agreement, document or writing given pursuant to or in connection with this Agreement shall be invalid or unenforceable under applicable law, rule or regulation, that part shall be ineffective to the extent of such invalidity only, without in any way affecting the remaining parts of that provision or the remaining provisions of this Agreement. In such event, Customer and Cableco will negotiate in good faith with respect to any such invalid or unenforceable part to the extent necessary to render such part valid, enforceable, and capable of accomplishing the lawful objectives and intent of the parties.

        20.2 Upon thirty (30) days prior notice, either party shall have the right, without liability to the other, to cancel an affected portion of the Service if any material rate or term contained herein and relevant to the affected Service is substantially changed (to the material detriment of the terminating party) or found to be unlawful or the relationship between the parties hereunder is found to be unlawful by order of the highest court of competent jurisdiction to which the matter is appealed, the FCC, or other local, state or federal government authority of competent jurisdiction.

21. Exclusive Remedies. Except as otherwise specifically provided for herein, the remedies set forth in this Agreement comprise the exclusive remedies available to either party at law or in equity.

22.     Use of Service.

        22.1 Under the terms and conditions of this Agreement, Cableco will provide the Capacity specified therein to Customer upon condition that the Capacity shall not be used for any unlawful purpose. The provision of Capacity will not create a partnership or joint venture between the parties or result in a joint communications service offering to any third parties, and Cableco and Customer agree that this Agreement, to the extent it is subject to FCC regulation, is an inter-carrier agreement which is not subject to the filing requirements of Section 21 1 (a) of the
Communications Act of 1934 (47 U.S.C.   21 1 (a)) as implemented in 47
C.F.R.   43.51.

        22.2 In consideration of the charges offered to Customer hereunder, Customer agrees not to resell the Capacity provided hereunder to any third party, and that any such resale shall be considered a breach of this Agreement.

23. Rule of Construction. No rule of construction requiring interpretation against the drafting party hereof shall apply in the interpretation of this Agreement.

24.     Confidential Information.

        24.1 The Parties understand and agree that the terms and conditions of this Agreement, all documents referenced herein (including invoices to Customer for Service provided hereunder), communications between the Parties regarding this Agreement or the Service to be provided hereunder (including but not limited to price quotes to Customer for any Service proposed to be provided or actually provided hereunder, technical information, business or marketing plans, and customer data), as well as such information relevant to any other agreement between the Parties (collectively, "Confidential Information"), are confidential as between Customer and Cableco. However, this Agreement imposes no obligation upon the receiving party with respect to information that (i) was in the receiving party's possession before receipt for the disclosing party; (ii) is or becomes a matter of public knowledge through no fault of the receiving party; (iii) is rightfully received by the receiving party from a third party without a duty of confidentiality; or (iv) is independently developed by the receiving party.

        24.2 A party shall not disclose Confidential Information unless subject to discovery or disclosure pursuant to legal process, nor to any other party other than the directors, officers, and employees of a party or a party's agents including their respective brokers, lenders, insurance carriers or bona fide prospective purchasers who have specifically agreed in writing to nondisclosure of the terms and conditions hereof. Any disclosure hereof required by legal process shall only be made after providing the non-disclosing party with notice thereof in advance so as to permit the non-disclosing party the opportunity to seek an appropriate protective order or exemption. Violation by a party or its agents of the foregoing provisions shall entitle the non-disclosing party, at its option, to obtain immediate injunctive relief without a showing of irreparable harm or injury and without the necessity of bond.

        24.3 The provisions of this Section 24 will be effective as of the date of this Agreement and remain in full force and effect for a period which will be the longer of (i) one (1) year following the date of this Agreement, or (ii) one (1) year from the termination of all Service hereunder.

25. Press Releases. The parties agree that any press release, advertisement or publication generated by a Party regarding this Agreement, the Service provided hereunder or in which a Party desires to mention the name of the other Party or the other Party's parent or affiliated company(ies), will be submitted to the non-publishing Party for its written approval at least five (5) days prior to publication unless a shorter period be mutually agreed and evidenced in writing. No press release shall be issued regarding this Agreement without the other party's written approval.

26. Entire Agreement. This Agreement constitutes the complete and exclusive statement of the understandings between the parties and supersedes all proposals and prior agreements (oral or written) between the parties relating to the subject matter of this Agreement. No subsequent agreement between the Parties concerning the Service shall be effective or binding unless it is made in writing and subscribed to by authorized representatives of Customer and Cableco.

        IN WITNESS WHEREOF, the parties have executed this Capacity Sales Agreement on the date written below.


MFS CABLECO (BERMUDA) LTD.             EXODUS COMMUNICATIONS, INC,


By:     /s/ Frank Grillo                By:     /s/ James J. McInerney


Print Name:     Frank Grillo           Print Name:     James J. McInerney


Title:          V.P. Marketing         Title:  EVP, Engineering


Date:                                    Date:   February 17, 1999



                                   Schedule I
                                GEMINI NETWORK
                CONSTRUCTION, OPERATION AND MAINTENANCE ARRANGEMENT
                                    (C&MA)

1.      DEFINITIONS
        Definitions shall be as set forth in the Capacity Sales Agreement with the following additions:

1.1     BASIC SYSTEM MODULE

        "Basic System Module" of the Gemini Network means an STM-1 digital line section with interfaced provide in accordance with the appropriate ITU-TS Recommendations.

1.2     CABLE STATION

        "Cable Station" means a building which houses Gemini System terminal equipment at a Gemini System landing point.

1.3     CARRIER USER

        "Carrier User" means any entity that is authorized or permitted, under the laws of its respective country, to acquire and use submarine cable telecommunications serves between or via the US and the UK, and that acquires capacity of the Gemini Network for the provision of international telecommunication services.

1.4     COUNTRY
        "Country" means a country territory or place, as appropriates.

1.5     CSA
        "CSA" means in relation to any Carrier User, the capacity sales agreement for the grant by Gemini to such Carrier User of capacity on the Gemini Network executed between Gemini and such Carrier User.

1.6     FOUNDING PARTY
        '"Founding Party" means a shareholder of Gemini.

1.7     GEMINI
        "Gemini" means the joint venture formed by the Founding Parties to build, own (or obtain indefeasible rights of us in), operate, and maintain the Gemini Network.. Gemini has been formed to build, operate and maintain the Gemini Network.

1.8     GEMINI NETWORK
        "Gemini Network" means the fiber optic submarine and terrestrial cable network capable of providing telecommunications services from London, England to New York, New York, which network consists of the Backhaul and the Gemini System. Gemini Network is intended to provide digital transmission services using fiber optic cable between points in or reached via the US and point in or reached via the UK; necessary permits, wayleaves and other authorizations in accordance with English law are available Cable & Wireless communications limited at UKL affiliate of Cable & Wireless PLC (hereinafter the
        "UK Landing Party") to enable the Gemini Network to be installed and operated in the UK, and necessary rights of way and permits, licenses and other authorizations in accordance with applicable United States federal and state law are available to MFS Cable co.
        (US), Inc. A Delaware corporation, which is an US affiliate of MFS Cable Co (Bermuda) Ltd. (hereinafter, the "US Landing Party" to enable the Gemini Network to be installed and operated in the US;

1.9     INTERLINK
        "Interlink" means the fiber optic capacity connecting the Cable Stations at the UIS and UK ends of the Gemini Network (i.e. subsegments S3 and S4), respectively.

1.10    ITU-TS
        "ITU-TS" means the international Telecommunications Union
        Telecommunications Standardization Sector (Previously referred to as CCITT).

1.11    LANDING PARTY
        "Landing Party" means an entity that contracts with Gemini to provide the use of the permits, wayleaves, right of way and authorizations necessary to enable the Gemini System to be installed and operated in the US or the UK.

1.12    LANDING STATION SYSTEM MULTIPLEX EEQUIPMENT
        "Landing Station System Multiplex Equipment" means any and all equipment necessary in each of the Cable Stations required to operate and interface at the System digital input-output ports.

1.13    O&M COSTS
        "O&M Costs" means those operation, maintenance and repair costs associated with, of the Gemini Network as described in Clause 8 hereof

1.14    O&M CONTRACT
        "O&M contract" means an agreement providing for the provision of material services, or equipment pertaining to the operation, maintenance, or report of the Gemini Network.

1.15    TRANSIT CIRCUIT
        "transit Circuit" means a circuit conveyed on the Gemini Network but which does not terminate in one or both of the UK or US.

1.16    UK BACKHAUL PROVIDER
        "UK Backhaul Provider" means Cable and Wireless Communications Limited, a company organized under the Laws of England and Wales; or such other person as may provide UK Backhaul services to Gemini, from time to time.

1.17    USABLE CAPACITY
        The "Usable Capacity" of the Gemini Network means the fully restorable 128
        Basic System Modules of capacity available for use when the complete Gemini Network is available for service and operated as a fully redundant, self-restoring 20 Gigabit system.

1.18    US BACKHAUL PROVIDER
        "US Backhaul Provider" means MFS Cable Co (US), Inc., a Delaware corporation or such other person as may provide US Backhaul services to Gemini, from time to time.

2.      GEMINI NETWORK SEGMENTS AND SUBSEGMENTS
        The Gemini System, as shown in Diagram 2.2 hereto, shall be provided constructed, maintained and operated among the Cable Station in Manaquan, New Jersey, US; Porthcurno, UK; Charlestown, Rhode island, US; and Oxwich Bay, UK. The Gemini System shall consist of two fiber optic pairs configured to operate in a loop configuration that will connect Charlestown and Manasquan in the US with Porthcurno and Oxwich Bay in the UK.

2.1     SEGMENTS
        Solely for the purposes of identifying capacity utilization, Segments A, B, C, D shall each consist of an appropriate share of land and building at the specified locations for the cable landing and for the cable right-of-way and ducts between the Cable Station and its respective landing point, and an appropriate share of common services and equipment (other than services and equipment associated solely with the Gemini System, and other than Landing Station System Multiplex Equipment), or indefeasible rights of use therein, at each of the locations.

2.1.1   Segment A
        A Cable Station located in Charlestown, Rhode Island, US .

2.1.2   Segment B
        A Cable Station located in Manasquan, New Jersey, US.

2.1.3   Segment C
        A Cable Station locate din Oxwich Bay, UK

2.1.4   Segment D
        A Cable Station located in Porthcurno, UK.

2.2     Segment S
        Solely for purposes of identifying capacity utilization, Segment S shall consist of the whole of the submarine cable and Interlinks, which shall include all submersible cable, plant, equipment and facilities, or indefeasible rights of use therein, between and including the System Interface Points in the US and UK. It includes, but is not limited to, all necessary submarine and terrestrial cable, cable joints and joint housing, repeaters, transmission equipment, power feeding equipment (and the associated sea earth cable and electrode system and/or the land earth system, or an appropriate share thereof), and special test equipment directly associated with the submersible plant, and interconnection facilitates, provided, and Including the System Interface Points at the Cable Station at Charlestown, Rhode Island, US; Manasquan, New Jersey, US, Oxwich Bay; UK and Porthcurno,

2.2.1

        Segment A                                      Segment C
        (Charlestown)           Segment S1             (Oxwich Bay)


        Segment                                        Segment
        S3                                             S4

        Segment B               Segment S2             Segment D
        (Manasquan)                                    (Porthcurno)

3. OBLIGATIONS TO PROVIDE BACKHAUL AND INTERCONNECTION FACILITIES Gemini shall use its commercially reasonable efforts to ensure for the System Lifetime (a) the availability of such Backhaul facilities as may be reasonably required to utilize efficiently the Gemini System and with inland networks at the Backhaul Interface Points, including all necessary facilities to connect the System Interface points and Backhaul Interface Points; and (b) the availability of suitable connection with the allocated capacity in the Gemini System to allow interconnection to the Backhaul and other telecommunications networks at the System Interface Points at the STM-1 level.

4.      REDUCTION IN CAPACITY
        In the event that the capacity that the Gemini Network is capable of providing at the RFS Date is less than the capacity purchased by Carrier Users, or in the event that the capacity the Gemini Network is capable of providing is reduced below the level purchased by Carrier Users at any time during the System Lifetime, due to physical deterioration or for any other reason, the available capacity shall be assigned to Carrier Users in proportion to their respective shares of the purchased capacity in an equitable manner as determined by the Management committee. In case of such capacity reduction, Gemini will recompute the pro rate allocation of and make appropriate adjustments to the O&M Costs and associated Fees payable by each Carrier User.

5.      INTERCONNECTION
        Carrier Users will be allowed to interconnect their networks with the Gemini Network either
        (i)  at a Backhaul Interface Point at the STM-1 level; or
        (ii)  at a System Interface Point at the STM-1 level; or
        (iii) Transit Circuit purposes only, at the Porthcurno, United Kingdom System Interface Point, at the STM-1, DS-3 or E-1 levels.

        The interface will be in accordance with the appropriate ITU-TS recommendation

6.      OPERATION AND MAINTENANCE - DUTIES AND RIGHTS

6-1 Subject to the regulatory compliance obligations of the Landing parties, Gemini shall have responsibility to control, operate and maintain the various Segments and Subsegments of the Gemini Network in a manner consistent with applicable law and with international cable operation and maintenance practices Gemini shall be the maintenance authority for the Gemini Network and shall use a reasonable efforts to maintain the Gemini System Network economically in efficient working order and with the objective of achieving effective and timely repairs when necessary.

6.2 Gemini shall have the right to deactivate on a temporary basis all or any part of the Gemini network in order to perform the duties imposed upon it in this Clause or at the instruction of a Landing Party or Backhaul provider where specifically required for regulatory compliance. Prior to such deactivation, reasonable notice shall be given and coo-ordination shall be made with Carrier users.

6.3 Gemini shall advise Carrier Users in writing of the timing and scope of significant planned maintenance operations, of significant changes to existing operations and maintenance methods, and of significant impact on the operation or maintenance of the Gemini Network.

7.      OPERATING AND MAINTENANCE COSTS

7.1 O&M Costs shall be defined as all costs reasonably incurred by Gemini in operating, maintaining and repairing-mg the Gemini
        Network, including, but not limited to, the costs of attendance at repair operations, testing, adjustments, repairs, placement and additions, storage of plant and equipment, vendor charges, Backhaul Interface Point charges, other Backhaul charges, Landing Partty Cable Station charges, electricity, personnel expenses, providing cable ships, remotely controlled submersible vessels, cable depots or any other necessary maintenance or repair devices and facilities which are or may become available (including the standby costs of such facilities), reburial and the replacement of plant, tools and test equipment, terrestrial repairs, restoration, customs duties, taxes (except income taxes imposed on the net income of Gemini), insurance, rights of way, supervision and overheads.

7.2 Gemini may authorize the purchase and use of special tools and test equipment which may reasonably be required for the maintenance or repair of the Gemini Network. The related costs may include, but are not limited to, the costs, or an appropriate share thereof, for the purchase, storage, and maintenance of this equipment, which will be included as part of the O&M costs.

8.      OTHER RESPONSIBILITIES OF GEMINI
        WorldCom warrants that in its agreement with Gemini that Gemini shall take responsibility for ensuring that.
        (i) The technical design for the Gemini Network is in accordance with good engineering practice, appropriate recommended national and international technical standards.
        (ii) The Gemini Network is technically in compliance with ITU-TS recommendations pertaining to system interfaces at the System
        Interface Points;
        (iii) All necessary permits, licenses, regulatory approvals and other authorizations to enable the Gemini Network to be landed, installed, operated, maintained and repaired in the UK and US are obtained, are in accordance with the respective UK and US law, and continue in effect during the term of this Agreement; and
        (iv) Reasonable restoration arrangements are made available as appropriate with other cable system.

9.      RETIREMENT AND EXTENSION OF GEMINI NETWORK
        WorldCom warrants that in its agreement with Gemini that :

9.1 Gemini intends to operate and maintain the Gemini network for the expected System Lifetime of 25 years from the RFCS Date, unless the System Lifetime is extended or reduced in accordance with the provision of this Clause 9.

9.2 Gemini may retire the Gemini Network in the event of a catastrophic failure of all or a portion of the Gemini Network whether caused by natural hazard or major technical fault, which makes it impossible to maintain the business efficacy of the Gemini Network, or if any governmental, municipal, institutional, or commercial authority, license, permission authorization, right, or concession necessary for the business efficacy of the Gemini Network is subject to prohibitive condition or is terminated with no reasonable prospect of retrieval within a period of twelve months following the date of termination.

9.3 Upon the occurrence of any event falling within Clause 19.2, the GUCC shall be entitled to require Gemini to confirm to the GUCC its intentions in relation to either (a) the extension of the System Lifetime of the Gemini Network beyond the expected System Lifetime of twenty-five years or (b) the decommissioning of the Gemini Network prior to the end of such expected System Lifetime and as the terms and conditions upon which such extension or decommissioning would be effected.

9.4 If, after receiving notification of the terms and conditions governing extension, Carrier users holding a total of two-thirds of the assigned capacity of the Gemini Network vote in favor of requesting extension of the System Lifetime beyond twenty-five years, and Gemini and the Founding Parties concur in this decision, Gemini shall extend the System Lifetime for such additional terms as Gemini believe in its sole discretion to be advisable.

9.5 If, after receiving notification for the terms and conditions governing decommissioning, Carrier Users holding a total of to-thirds, of the assigned capacity for the Gemini Network vote in favor of requesting decommissioning, and the Gemini and the Founding Parties concur in this decision, Gemini shall be responsible for the orderly retirement of the Gemini Network and shall proceed to retire from service the Gemini Network in accordance with appropriate national and international regulations.

9.6 Upon retirement of the Gemini network, Gemini shall give to Carrier users three (3) months' notice of any intended sale or removal operations and make arrangement for minimizing the risks to other seabed users of such an operation.

10.     DURATION
        The provisions of this C&MA shall continue in effect, as amended from time to time by Gemini, for the system Lifetime, subject to the earlier retirement of the Gemini Network in accordance with the terms of the CSA and of this C&MA.

11.     GOVERNMENTAL APPROVALS
        This C&MA is subject to the obtaining and continuance of such governmental approvals, consents, authorizations, licenses, and permits as provided in this C&MA and in the CSA.

12.     HEADINGS, REFERENCES
        Headings are inserted for convenience only and shall not affect the interpretation of this C&MA. References to recitals, clauses, and attachments are to recitals and clauses of and attachments to this C&MA. Unless the context otherwise requires, words importing the singular number shall include the plural and vice versa, words importing he masculine gender shall include the feminine and neuter genders, and vice versa. Unless the context otherwise requires, references to a person include an individual, firm, body, corporation, unincorporated association, and government or governmental or local authority or agency.

13.     AMENDMENTS
        This C&MA and any of its provision maybe amended or added to only in writing signed by a duly authorized person on behalf of Gemini In the event that Gemini shall propose material changes to the terms of this C&MA, it shall notify GUCC and shall consult with the GUCC as to the nature and terms of any proposed amendment. Notwithstanding the foregoing, in no event shall such changes materially alter or diminish Gemini's obligations under the CSA.